FORM 3
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
1. Name and Address of Reporting Person*    2. Date of Event Re-   4. Issuer Name and Ticker or
                                               quiring Statement      Trading Symbol
  Heller          H.       Robert              (Month/Day/Year)     Sonic Automotive, Inc. ("SAH")
--------------------------------------                             --------------------------------
   (Last)      (First)     (Middle)                01/00           5. Relationship of Reporting     6. If Amendment, Date of
                                             -------------------      Person(s) to Issuer              Original (Month/Day/Year)
  90 Gilmartin Drive                        3. IRS Identification     (Check all applicable)        ----------------------------
--------------------------------------         Number of Reporting   X  Director         __10% Owner
         (Street)                              Person, If an entity  __ Officer (give    __Other    7. Individual or Joint/Group
                                               (voluntary)             title below)  (specify below)  Filing (Check Applicable Line)
  Tiburon        CA          94920                                    ------------------------     X  Form filed by One Reporting
--------------------------------------                                                                Person
   (City)     (State)        (Zip)                                                                 __ Form filed by More than One
                                                                                                      Reporting Person



             Table I - Non Derivative Securities Beneficially Owned
--------------------------------------------------------------------------------
1. Title of Security    2. Amount of Securities    3. Ownership         4. Nature of Indirect Beneficial
   (Instr. 4)              Beneficially Owned         Form: Direct         Ownership (Instr. 5)
                           (Instr.4)                  (D) or Indirect
                                                      (I)  (Instr.5)
------------------------------------------------------------------------------------------------------------
None
------------------------------------------------------------------------------------------------------------



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see
  Instruction 5(b)(v).

     POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                 DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                          (Over)

               Table II-Derivative Securities Beneficially Owned
         (e.g. puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security  2. Date Exer-  3. Title and Amount of Securities   4. Conver-  5. Owner-  6. Nature of Indirect
   (Instr. 4)                       cisable and    Underlying Derivative Security      sion or     ship       Beneficial Ownership
                                    Expiration     (Instr. 4)                          Exercise    Form of    (Instr. 4)
                                    Date                                               Price of    Deriv-
                                    (Month/Day/                                        Deri-       ative
                                     Year)                                             vative      Security:
                                   ------------------------------------------------    Security    Direct
                                   Date     Expira-        Title         Amount                    (D) or
                                   Exer-    tion                         or                        Indirect
                                   cisable  Date                         Number                    (I)
                                                                         of Shares                 (Instr.5)
----------------------------------------------------------------------------------------------------------------------------------
Options to Purchase                1/18/00* 3/17/09 Class A Common Stock  6,447         $12.41         D
----------------------------------------------------------------------------------------------------------------------------------


Explanation of Responses:

* 20% of the options will vest at this time. The remainder will vest ratably over the next six years.

                              /s/ H. Robert Heller           1/07/00
                            -------------------------   -----------------
                            ** Signature of Reporting         Date
                               Person

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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